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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1

                                   CHIREX INC.
             (Exact name of registrant as specified in its charter)



             DELAWARE                                        04-3296309
     (State of incorporation                               (IRS Employer
        or organization)                                 Identification No.)

  300 Atlantic Street, Suite 402                               06901
      Stamford, Connecticut                                  (Zip Code)
      (address of principal
       executive offices)



Securities to be registered pursuant to Section 12(b) of the Act:
                                           None

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

          Securities Act registration statement file number to which this form relates:

          ...............(if applicable)

          Securities to be registered pursuant to Section 12(g) of the Act:

            Title of each Class                Name of each exchange on which
            to be so registered                each class is to be registered
           --------------------                ------------------------------


        Rights to Purchase Series A               Nasdaq National Market
         Participating Cumulative
            Preferred Stock



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Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

Item 1 is hereby amended by adding the following thereto:

          On July 23, 2000, in connection with the Agreement and Plan of Merger dated as of July 24, 2000 (the "Merger Agreement") among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and ChiRex Inc., a Delaware corporation (the "Company"), the Board of Directors of the Company unanimously approved the amendment of certain terms of the Rights Agreement dated as of March 31, 1997 between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"). The Company then executed Amendment No. 1 dated as of July 23, 2000 to the Rights Agreement (the "Rights Agreement Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

          The Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, (i) neither Parent nor Purchaser will at any time come within the definition of an Acquiring Person as a result of the transactions contemplated by the Merger Agreement and (ii) prior to the termination of the Merger Agreement, no person (including without limitation the Company or any affiliate thereof) that becomes the beneficial owner of more than 15% of the then-outstanding Common Shares shall come within the definition of an Acquiring Person if the existence of an Acquiring Person would cause any condition to the obligations of Parent or Purchaser under the Merger Agreement or the Offer (as defined in the Merger Agreement) not to be satisfied or cause a Fee (as defined in the Merger Agreement) to become payable to Parent or Purchaser.

          The Rights Agreement Amendment also provides that, notwithstanding anything to the contrary contained in the Rights Agreement, (i) no Distribution Date will occur as a result of any of the transactions contemplated by the Merger Agreement and (ii) prior to the termination of the Merger Agreement, no Distribution Date will occur as a result of any person (including without limitation the Company or any affiliate thereof) becoming the beneficial owner of more than 15% of the then-outstanding Common Shares if the occurrence of a Distribution Date would cause any condition to the obligations of Parent or Purchaser under the Merger Agreement or the Offer (as defined in the Merger Agreement) not to be satisfied or cause a Fee (as defined in the Merger Agreement) to become payable to Parent or the Purchaser.

          Finally, the Rights Agreement Amendment provides that, notwithstanding anything to the contrary contained in the Rights Agreement, upon effectiveness of the Merger, as defined in the Merger Agreement, all Rights granted by the Rights Agreement will become null and void, the Rights Agreement will be terminated and all provisions of the Rights Agreement, collectively and separately, will be without effect (including, without limitation, all sections pertaining to Redemption Rights).

          The Rights Agreement Amendment is attached hereto as Exhibit 4, which is incorporated herein by reference. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


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Item 2.  Exhibits.
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Item 2 is hereby amended by adding the following thereto:

4. Amendment No. 1 dated as of July 23, 2000 to the Rights Agreement between ChiRex Inc. and The First National Bank of Boston, as the Rights Agent.



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                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 25, 2000


                                               CHIREX INC.

                                               By: /s/ Thomas I.H. Dubin
                                                   ----------------------------
                                                   Name: Thomas I.H. Dubin
                                                  Title: Vice President,
                                                         General Counsel and
                                                         Secretary

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                                INDEX OF EXHIBITS




     Exhibit
      Number        Description
    ---------       -----------


        4. Amendment No. 1 dated as of July 23, 2000 to the Rights Agreement between ChiRex Inc. and The First National Bank of Boston, as the Rights Agent.